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                        CONSENT OF ARTHUR ANDERSEN LLP
                             INDEPENDENT AUDITORS
                             --------------------


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Barrett Resources Corporation 1990 Stock Option Plan, the Barrett Resources Corporation 1994 Stock Option Plan, and the Non-Discretionary Stock Option Plan of Barrett Resources Corporation and to the incorporation by reference therein of our report dated March 1, 1996 with respect to the financial statements of Barrett Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

Denver, Colorado
December 19, 1996